Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
      BIOMIMETIC THERAPEUTICS, INC.

      BIOMIMETIC THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

FIRST:  The Certificate of Incorporation of the Corporation filed on May 21, 2001, as amended and restated on May 12, 2006, is hereby amended by striking the first paragraph of Article IV in its entirety and replacing such section as follows:

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is One Hundred Fifteen Million (115,000,000) shares, consisting of One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share (‘‘Common Stock’’), and Fifteen Million (15,000,000) shares of preferred stock, par value $0.001 per share (‘‘Preferred Stock’’).

SECOND:  The foregoing amendment was adopted by the Corporation’s Board of Directors on April 26, 2011 and by its Stockholders on June 14, 2011.

THIRD:    This Certificate of Amendment is filed by authority of the duly elected Board of Directors and Stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by the Corporation’s authorized officer this 14th day of June, 2011.

BIOMIMETIC THERAPEUTICS, INC.

By:            /s/ Larry Bullock

Chief Financial Officer and Secretary